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                                                                    Exhibit 8.1

                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 Avenue of the Americas
                          New York, New York 10019-6064

                                    June 18, 1998

Grove Worldwide LLC
1565 Buchanan Trail East
Shady Grove, Pennsylvania 17256

            Re:  Registration Statement on Form S-4

Dear Ladies and Gentlemen:

      In connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Grove Worldwide LLC (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder (the "Rules"), we have been requested to render our opinion as to the matters hereinafter set forth. Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Registration Statement.

      In this regard, we have reviewed copies of the Registration Statement (including the exhibits and amendments thereto) with respect to the offer by the Company to exchange up to $225,000,000 in aggregate principal amount of its 9 1/4% Senior Subordinated Notes for up to $225,000,000 in aggregate principal amount of its 9 1/4% Exchange Notes. We have also made such other investigations of fact and law and have examined the originals, or copies authenticated to our satisfaction, of such other documents, record, certificates or other instruments as in our judgment are necessary or appropriate to render the opinion expressed below.

      The opinion set forth below is limited to the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any such change could affect the continuing validity of the opinion set forth below. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

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Grove Worldwide LLC
June   , 1998
Page -2-

      Based upon and subject to the foregoing, we are of the opinion that the discussion of the material anticipated Federal income tax consequences affecting holders of Notes in the Exchange Offering set forth in the Registration Statement under the heading "Certain Federal Income Tax Consequences" is an accurate general description of such federal income tax consequences.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act, and to the reference to us under the heading "Legal Matters" in the Prospectus included in the Registration Statement, or any amendment pursuant to Rule 462 under the Act. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act or the Rules.

                             Very truly yours,

                             /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON